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                                                                    EXHIBIT 11.1

                      OBJECTIVE SYSTEMS INTEGRATORS, INC.
                       COMPUTATION OF EARNINGS PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)
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

                                                        THREE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                        ------------------
                                                         1996       1995
                                                        -------    -------

Net income                                              $ 2,353    $ 1,103
                                                        =======    =======

Weighted average common shares outstanding               31,479     11,266

Equivalent shares from options granted
 during twelve month period prior to the
 Company's initial public offering                           --        773

Weighted average common equivalent
 shares from convertible preferred stock,
 (if-converted method).                                      --     15,772

Equivalent shares attributed to
 options, (treasury stock method)                         2,588      3,596
                                                        -------    -------
Weighted average common and equivalent shares            34,067     31,407
                                                        -------    -------
Net income per share                                    $   .07    $   .04
                                                        =======    =======
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